Exhibit 10.17

Michael P. Connors Chairman and Chief Executive Officer

Personal & Confidential

June 21, 2010 (revised)

Harry Somerdyk

381 Sturges Ridge Road

Wilton, CT.  06897

Dear Harry:

As we have discussed for the past several months, we believe that your background in talent leadership, development, board work, marketing, communications and brand development at Spencer Stuart, McGraw Hill, Fortune and your entrepreneurial business ventures is a terrific combination to help us build ISG into a billion dollar valued company.

Accordingly, I am pleased to formally extend the following offer of employment to you subject to the following terms:

Title and Reporting Relationship:

Your title will be Chief Human Resources and Communications Officer, reporting directly to me as Chairman and Chief Executive Officer.  In addition, you will be named as a member of our Executive Board (the operating board of the company).  You will be based at the company’s headquarters location in Stamford, Connecticut.

Base Salary:

Thru December 31, 2011, your annualized base salary will be $300,000. You will be reviewed with other key officers by our Board of Directors for adjustments again after that time.

Annual Incentive Plan Bonus:

You will be eligible to participate in the company’s Annual Incentive Plan (“AIP”). Your 2011 AIP target bonus will be $150,000.

Equity Participation:

The company will provide you with an initial grant of up to 75,000 Restricted Stock Units.  Shares of the initial grant will vest ratably over four years on the anniversary of your grant date. The total amount of the initial grant will equal the number of shares you agree to purchase (up to 75,000 ISG shares) in the open market during the appropriate “window periods” for company officers. You will agree to hold the ISG shares purchased in the open market during your tenure at ISG as an officer of the firm.

Employee Benefits

Your employee benefits, subject to change, include health, life, AD&D, vision, short term disability, long term disability, flexible spending account, a (401(k)/Profit Sharing Plan where we contribute 3% of your salary up to an established maximum on an annual basis and Paid Time Off (PTO) of four weeks annually beginning in 2011; (description of benefits attached).

Information Services Group, Inc.	t: 203 517 3100
Two Stamford Plaza	f: 203 517 3199
281 Tresser Boulevard, Stamford, CT 06901	www.informationsg.com

Start Date:

Your start date will be October 1, 2010.  As we also discussed, you will plan to be in Houston the week of August 30th; and in Leesburg, VA. for our GLC and Executive Board meetings September 12-15.

Background Check

As is our standard operating procedure, this offer is contingent upon receipt of information satisfactory to ISG, in its sole discretion, in response to a background & verification check of your background.  Once open to do so, I will have Martha Preston contact you to complete this work ahead of your start date.

Ownership of Work Product; Confidentiality and Conflict of Interest; Other Matters

Ownership of Work Product

a)                                     Any and all inventions, discoveries, improvements, or creations which you may conceive or make during the course of employment directly connected with ISG’s business (collectively “Creations”) shall be the sole and exclusive property of ISG.  Unless otherwise agreed upon in writing with regard to a specific project or work, you agree that all copyrightable works created by you during your employment under ISG’s direction or in connection with ISG’s business are “works made for hire” and shall be the sole and complete property of ISG and that any and all copyrights to such works shall belong to ISG.  To the extent such works are not deemed to be “works made for hire,” you hereby assign all proprietary rights, including copyright, in these works to ISG without further compensation.

b)                                     You further agree to (a) disclose promptly to ISG all such Creations which the you have made or may make solely, jointly, or commonly with others (b) assign all such Creations to ISG, and (c) execute and sign any and all applications, assignments, or other instruments which ISG may deem necessary in order to enable it, at its expense, to apply for, prosecute, and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to ISG all right, title, and interest in said Creations.

Confidentiality and Conflict of Interest; Other Matters

c)                                      ISG is sometimes required to sign non-disclosure or confidentially agreements with our clients. You are responsible for reading, understanding and adhering to these agreements. You are also responsible for avoiding any actual or perceived conflicts of interest. If you have any questions, these should be referred to our General Counsel or his designee.

d)                                     You will also need to sign and abide by the attached Confidentiality, Non-Disclosure and Non-Solicitation Agreement.

e)                                      Either party may terminate this Agreement at any time with or without cause.  The obligations contained in the attached Confidentiality, Non-Disclosure and Non-Solicitation Agreement shall survive the termination of employment.

Harry, I am very excited to have you part of our executive team. You will bring a great new dimension to the ISG and TPI team and I am confident you will add great value to our future acquisitions as well. This is a very “hands-on” executive team so come prepared!

Please sign and return a copy of this letter. We look forward to you joining the team.

Sincerely,

I hereby agree to be bound by the above arrangements:

Accepted and Agreed:
Harry Somerdyk

Date:

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